CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 29, 2000, relating to the statement of assets and liabilities of INVESCO Advantage Series Funds, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP

Denver, Colorado
August 31, 2000